Exhibit 10.5.3

AMENDMENT NUMBER 1
TO
THE MACERICH COMPANY
2005 DEFERRED COMPENSATION PLAN
FOR EXECUTIVES

WHEREAS, The Macerich Company (the “Company”) has established and maintains The Macerich Company 2005 Deferred Compensation Plan for Executives (the “Plan”) to provide supplemental retirement income benefits through deferrals of salary and bonuses for certain Key Employees (as defined in the Plan); and

WHEREAS, the Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and Section 9.4 of the Plan provides for the amendment of the Plan to ensure such compliance and to add provisions that so comply; and

WHEREAS, Treasury Regulations and Internal Revenue Service guidance promulgated since the adoption of the Plan necessitate and allow certain amendments to the Plan in order to maintain compliance with Section 409A of the Code; and

WHEREAS, the Company has determined that it is appropriate and desirable to amend the Plan in a manner that complies with such regulations and guidance.

NOW, THEREFORE, the Plan is hereby amended as set forth below, effective January 1, 2009, or such other date or dates as may be specified below.

ARTICLE I
TITLE AND DEFINITIONS

1.               Section 1.2 of the Plan is amended by changing the definition of “Company Matching Amount” to read as follows:

“Company Matching Amount” shall mean an amount equal to a percentage, determined by the Company in its sole discretion no later than the December 31 immediately preceding a Plan Year, of the amount of Compensation deferred under the Plan for the Plan Year.

ARTICLE III
DEFERRAL ELECTIONS

2.               Section 3.1(a) of the Plan is amended in its entirety, effective from the inception of the Plan, to read as follows:

(a)           Elections to Defer.  Each Eligible Employee may elect to defer Compensation for any Plan Year by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the December 15 immediately preceding such Plan Year (or such later date that the Committee determines, but in no event later than December 31) in which the

Compensation is to be earned.  Notwithstanding the foregoing, an Eligible Employee who is a participant in the Prior Plan may make such election on such form under this Plan with respect to the Eligible Employee’s Bonus earned for service in 2004 and payable in 2005 no later than December 15, 2004 (or such later date that the Committee determines, but in no event later than December 31, 2004).  The Committee shall notify each Eligible Employee of his or her eligibility to participate in the Plan at least 10 days prior to the time he or she must file an election for participation.  Each participation election shall signify the portion of the Eligible Employee’s Salary or Bonus, as applicable, that he or she elects to defer.

3.               Subsection (e) is hereby added to Section 3.1 of the Plan to read as follows:

(e)           Hardship Withdrawal Cancellation of Election.  Notwithstanding the foregoing, in the event that an Eligible Employee who has elected to defer Compensation for a Plan Year pursuant to this Section 3.1 receives a hardship withdrawal during such Plan Year from a 401(k) Plan maintained by the Company, the Eligible Employee’s election to defer Compensation hereunder shall be cancelled immediately upon such Eligible Employee’s receipt of such hardship withdrawal.  No Eligible Employee may elect to defer Compensation pursuant to this Section 3.1, and no such election shall take effect, if the election would result in the deferral of Compensation within six (6) months after the Eligible Employee has received a hardship withdrawal from a 401(k) Plan maintained by the Company.

ARTICLE VI
DISTRIBUTIONS

4.               Section 6.2 of the Plan is amended in its entirety to read as follows:

6.2                               Small Benefits.

Notwithstanding anything herein contained to the contrary, if on the date that any installment payment is to be made to a Participant (or the Participant’s Beneficiary) hereunder the remaining balance in the Participant’s Accounts is less than $10,000, then the entire remaining balance in the Participant’s Accounts shall be paid in the form of a cash lump sum to the Participant (or the Participant’s Beneficiary) on the date scheduled for such installment payment.  This provision is intended to comply with Treasury Regulations Section 1.409A-2(b)(2)(iii) and shall be interpreted accordingly.

5.               Article VI of the Plan is amended by adding a new Section 6.4 thereto, subsection (a) thereof to be effective January 1, 2007 and subsection (b) thereof to be effective January 1, 2008, to read as follows:

6.4                               Transition Relief Distribution Elections.

(a)           Notwithstanding the provisions of Sections 6.1(b) and 6.3 hereof, a Participant may elect to change his or her distribution election under Section 6.1 by filing a new election with the Committee on or after January 1, 2007 and on or before

December 31, 2007.  In making such election change, a Participant may elect a scheduled in-service distribution only if the Participant elected a scheduled in-service distribution in connection with his or her initial enrollment in the Plan.  Any such election change shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause any amount to be paid in 2007 that would not otherwise be payable in 2007.

(b)           Notwithstanding the provisions of Sections 6.1(b) and 6.3 hereof, a Participant may elect to change his or her distribution election under Section 6.1 by filing a new election with the Committee on or after January 1, 2008 and on or before December 31, 2008.  Any such election change shall apply to the balance in the Participant’s Accounts on January 1, 2009 and amounts credited thereafter, and may select any of the optional forms of distribution specified in Section 6.1(a) (including a scheduled in-service distribution on a specified date on or after January 1, 2009) without regard to whether any distribution (including any scheduled in-service distribution) previously has been made pursuant to a prior election.  Any such election change shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause any amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE IX
MISCELLANEOUS

6.               The fourth sentence of Section 9.4 of the Plan is amended to read as follows:

In the event that this Plan is terminated in accordance with the provisions of either paragraph (A) or (B) of Treasury Regulations Section 1.409A-3(j)(4)(ix), the amounts credited to a Participant’s Deferral Account and Company Matching Account shall be distributed to the Participant or, in the event of his or her death, to his or her Beneficiary in a lump sum within thirty (30) days following the date of termination; provided, however, if the Plan is terminated under circumstances to which such provisions do not apply, distributions to the Participants or their Beneficiaries shall be made on the dates on which the Participants or their Beneficiaries would receive benefits hereunder without regard to the termination of the Plan or as otherwise required or permitted by applicable law.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment this 30th day of October, 2008.

THE MACERICH COMPANY

By	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive Vice President, Chief
Legal Officer & Secretary